ARTICLES OF AMENDMENT
TO
THE RESTATED ARTICLES OF INCORPORATION
OF
MIMEDX GROUP, INC.
FIRST: This Corporation is named MiMedx Group, Inc. (the “Corporation”). The Florida document number of the Corporation is P08000023430. The Articles of Incorporation of the Corporation were originally filed in the Office of the Department of State of the State of Florida on February 28, 2008. The Restated Articles of Incorporation of the Corporation were filed in the Office of the Department of State of the State of Florida on March 4, 2021 and were amended by two Articles of Amendment thereto filed in the Office of the Department of State of the State of Florida on June 3, 2021 (the Restated Articles of Incorporation of the Corporation, as so amended, the “Restated Articles”).

SECOND: These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on June 13, 2023 in accordance with the provisions of Section 607.1003 of the Florida Business Corporation Act (the “Act”).

THIRD: These Articles of Amendment were duly approved by holders of a majority of the outstanding shares of the Common Stock and Preferred Stock of the Corporation, voting together as a single class, in accordance with the provisions of Section 607.1003 of the Act and the Restated Articles on June 13, 2023, and the number of votes cast for these Articles of Amendment by the Corporation’s shareholders was sufficient for approval.

FOURTH: The Restated Articles are hereby amended by deleting the first sentence of Article 3 and inserting the following text in lieu thereof:

Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 255,000,000 shares of capital stock, of which 250,000,000 shares shall be designated “Common Stock,” at $.001 par value per share, and 5,000,000 shares shall be designated as “Preferred Stock,” at $.001 par value per share.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on June 13, 2023.

MiMedx Group, Inc.

By: /s/William F. Hulse IV
Name: William F. Hulse IV
Its: General Counsel and Secretary